Exhibit 1

July 6, 2020

Dear Fellow Shareholder,
You are cordially invited to attend the Elbit Systems Ltd. Extraordinary General Meeting of Shareholders to be held at our offices at the Advanced Technology Center, Haifa, Israel, on Monday, August 10, 2020, at 2:00 p.m, Israel time.
The agenda of the meeting and the proposal to be voted on is described in the accompanying Proxy Statement. For the reasons described in the Proxy Statement, the Board of Directors recommends that you vote “FOR” the proposal as specified in the enclosed proxy card.
We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are held in “street name” (i.e., through a broker or other nominee), please follow the instructions on your voting instruction form in order to submit it to your broker or nominee. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.

Thank you for your cooperation.

Very truly yours,
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAERHOLDERS
Haifa, Israel
July 6, 2020
This is notice that the Extraordinary General Meeting of Shareholders (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Monday, August 10, 2020, at 2:00 p.m., local time.
It is proposed that at the Meeting, the shareholders adopt a resolution to elect Mr. Noaz Bar Nir as an External Director for a first three-year term commencing on the close of the Meeting (the “Proposal”).
The approval of the Proposal requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes at least a majority of the shares voted at the Meeting by shareholders who are not Controlling Shareholders (as defined below) and do not have a Personal Interest (as defined below) in the approval of the Proposal (except for Personal Interest that does not result from such shareholder’s relations with the Controlling Shareholder), disregarding abstentions; or (ii) the total number of shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.
Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), “Personal Interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of an entity in which such shareholder or his or her Relative is an Interested Party (as defined below). Personal Interest excludes a personal interest arising solely from holding a company’s shares and includes a Personal Interest of any person voting pursuant to a proxy provided to him or her by another person with respect to the proposal, even if the person providing the proxy does not have a Personal Interest. The vote of a person who is voting by a proxy provided to him or her on behalf of another who has a Personal Interest will also be seen as a vote of a person with a Personal Interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means a person’s spouse, brother or sister, parent, grandparent, descendant, such persons spouse’s descendant, brother, sister or parent or the spouse of any of the above.
“Interested Party” means any person that either:
(a) holds five percent (5%) or more of an entity’s issued share capital or voting rights;
(b) has the right to appoint a director to an entity’s board of directors or the chief executive officer thereof; or
(c) is a member of an entity’s board of directors or serves as the chief executive officer thereof.
“Controlling Shareholder” means, for purposes of the Proposal, any shareholder who has the ability to direct the Company’s activity, including any shareholder holding 50% or more of the “means of control” of the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer.

In connection with the above and for the purpose of the Proposal, each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a Controlling Shareholder or has a Personal Interest in the approval of the Proposal. Failure to advise or indicate as described above will require the Company to assume that such shareholder has a Personal Interest in the approval of the Proposal, and disqualify such shareholder’s vote on the Proposal. The Company may not assume that a shareholder, who signs and returns a proxy card without a specific indication as to the lack of Personal Interest of such shareholder has no Personal Interest with respect to the Proposal.
Only shareholders of record at the close of business on Monday, July 13, 2020 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. All shareholders are cordially invited to attend the Meeting in person.
Shareholders may vote their shares by attending the Meeting and voting their shares in person, by completing the enclosed proxy card or (as applicable) a voting instruction form, or by casting an electronic vote, as described below. A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four (4) hours before the Meeting. Shareholders who hold their shares in “street name,” may either direct the record holder of their shares how to vote their shares (by completing a voting instruction form as described above) or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s shares ownership on the Record Date.
A shareholder, whose shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (“TASE”), is required to prove his or her share ownership in order to vote at the Meeting. Such shareholder will provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his or her address (in consideration of mailing fees only), and is also entitled to receive, for no charge, a link to the text of the proxy card and to any Position Statements (as defined below) posted on the Israel Securities Authority (“ISA”) website (unless the shareholder notified the TASE member that the shareholder is not so interested); provided that the notice was provided with respect to a particular securities account prior to the Record Date.
The ISA has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their shares through the system, following a registration process, no later than six (6) hours before the Meeting.
Shareholders are permitted to express their position on the Proposal by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Friday, July 31, 2020.
A form of the proxy card and a copy of each Position Statement submitted (if submitted) will be available to the public on the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il and on the website of the United States Securities and Exchange Commission (“SEC”) at www.sec.gov. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted (if submitted).
A copy of the accompanying Proxy Statement, which includes the full version of the Proposal, may be reviewed at the Company’s offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972 77 2945358) between 9:00 a.m. and 4:00 p.m. Israel time, Sunday - Thursday. The Proxy Statement may also be reviewed at the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.maya.tase.co.il, on the website of the SEC at www.sec.gov and on the website of the Company at www.elbitsystems.com.

By Order of the Board of Directors,
MICHAEL FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
PROXY STATEMENT
This Proxy Statement is provided to the holders of ordinary shares, nominal value 1.00 New Israeli Shekel (“NIS”) per share (the “Shares”), of Elbit Systems Ltd. (the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for use at the Company’s Extraordinary General Meeting of Shareholders to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Monday, August 10, 2020 at 2:00 p.m., Israel time (the “Meeting”), or at any adjournment or postponement of the Meeting, as specified in the accompanying Notice of the Company’s Extraordinary General Meeting of Shareholders.
It is proposed that at the Meeting, the shareholders adopt a resolution to elect Mr. Noaz Bar Nir as an External Director for a first three-year term commencing on the close of the Meeting (the “Proposal”).

QUORUM AND VOTING REQUIREMENTS
Only shareholders of record at the close of business on Monday, July 13, 2020 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting, and any adjournments or postponements of the Meeting. Mailing of this Proxy Statement and the accompanying materials will be made on or about Thursday, July 16, 2020. Shareholders who, at the close of business on the Record Date, hold Shares through a bank, broker or other holder of record that itself is a Company shareholder or who appear on a participant list of a securities depository with respect to Shares, are considered to be beneficial owners of Shares held in “street name.”
On Wednesday, July 1, 2020, the Company had forty-four million one hundred ninety-eight thousand three hundred and thirty (44,198,330) Shares outstanding, each giving a right of one vote with respect to the Proposal.
The Meeting will be properly convened with a quorum if at least two (2) shareholders are present in person, by proxy or by a voting instrument, holding or representing, in the aggregate, at least one-third (1/3) of the issued voting Shares. If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given to the shareholders by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2) shareholders who together represent at least ten percent (10%) of the Shareholders’ voting power, present in person, by proxy or by a voting instrument, will be considered a quorum.
Joint holders of Shares should note that, according to the Company’s Articles of Association, the vote, whether in person, by proxy or by a voting instrument, of the senior of the joint holders of any voted Share will be accepted over any vote(s) of the other joint holders of that Share. For this purpose, seniority will be determined by the order in which the joint holders’ names appear in the Company’s Register of Shareholders.
The approval of the Proposal requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes at least a majority of the Shares voted at the Meeting by shareholders who are not Controlling Shareholders (as defined below) and do not have a Personal Interest (as defined below) in the approval of the Proposal (except for a Personal Interest that does not result from such shareholder’s relations with the Controlling Shareholder), disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.
Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), “Personal Interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of an entity in which such shareholder or his or her Relative is an Interested Party (as defined below). Personal Interest excludes a personal interest arising solely from holding a company’s shares and includes a Personal Interest of any person voting pursuant to a proxy provided to him or her by another person with respect to the proposal, even if the person providing the proxy does not have a Personal Interest. The vote of a person who is voting by a proxy provided to him or her on behalf of another who has a Personal Interest will also be seen as a vote of a person with a Personal Interest, whether the discretion to vote is in the hands of the voter or not.

“Relative” means a person’s spouse, brother or sister, parent, grandparent, descendant, such persons spouse’s descendant, brother, sister or parent, or the spouse of any of the above.
“Interested Party” means any person that either:
(a) holds five percent (5%) or more of an entity’s issued share capital or voting rights;
(b) has the right to appoint a director to an entity’s board of directors or the chief executive officer thereof; or
(c) is a member of an entity’s board of directors or serves as the chief executive officer thereof.
“Controlling Shareholder” means, for purposes of the Proposal, any shareholder who has the ability to direct the Company’s activity, including any shareholder holding 50% or more of the “means of control” of the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer.
In connection with the above and for the purpose of the Proposal described in this Proxy Statement, each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a Controlling Shareholder or has a Personal Interest in the approval of the Proposal. Failure to advise or indicate as described above will require the Company to assume that such shareholder has a Personal Interest in the approval of the Proposal, and disqualify such shareholder’s vote on the Proposal. The Company may not assume that a shareholder who signs and returns a proxy card without a specific indication as to the lack of Personal Interest of such shareholder, has no Personal Interest with respect to the Proposal.

VOTING BY PROXY AND ELECTRONIC VOTING
Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card or (as applicable) a voting instruction form, or by casting an electronic vote, as described below.
A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. By appointing a “proxy” or, with respect to “street name” beneficial owners, by returning a properly completed voting instruction form, shareholders may have their Shares voted at the Meeting whether or not they attend. If a properly executed proxy card in the attached form is received by the Company at least four (4) hours prior to the Meeting, the Shares represented by the proxy will be voted in the manner directed by the persons designated as proxies. “Street name” beneficial owners of Shares should return their voting instruction form by the date and time set forth therein.
Shareholders who hold their Shares in “street name,” may either direct the record holder of their Shares how to vote their Shares (by completing a voting instruction form as described above), or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s Shares ownership on the Record Date. Shareholders who hold their Shares through a member of the Tel Aviv Stock Exchange (the “TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the Record Date, prepared in accordance with the requirements of the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meetings), 5760-2000.
Shareholders are requested to complete, date and sign the enclosed proxy card or (as applicable) the voting instruction form, and return them promptly. Even if you plan to attend the Meeting, we recommend that you also submit your proxy card or voting instruction form as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Meeting.
If you provide specific instructions (by marking a box on the proxy card) with regard to the Proposal, your Shares will be voted as you instruct. If you sign and return your proxy card without giving specific instructions with respect to the Proposal, and you hold your Shares in “street name,” your broker will not be permitted to vote your Shares with respect to the Proposal (commonly referred to as a “broker non-vote”). In such circumstances, your Shares will be included in determining the presence of a quorum at the Meeting but will not be considered “present” for the purpose of voting on the Proposal. Such Shares have no impact on the outcome of the voting on such Proposal. If you sign and return your proxy card or voting instruction form, the persons named as proxies will vote in their discretion on any matters other than the Proposal that may properly come before the Meeting.

The Israel Securities Authority (“ISA”) has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the Meeting.
Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date (if received by the Company at least four (4) hours prior to the Meeting), or by voting through the electronic voting system on a later date (if done at least six (6) hours prior to the Meeting), or by voting in person at the Meeting. If you hold your Shares in “street name,” you may change your voting instructions by following the directions provided to you by your broker, bank or other nominee.
Unless otherwise indicated on the proxy card or the electronic vote, and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the Proposal. Abstentions will not be treated as either a vote “for” or “against” the Proposal, although they will be counted to determine if a quorum is present.
Solicitation of proxies will be made primarily by mail; however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.
This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Concessions for Companies Whose Shares are Listed on a Stock Exchange Outside of Israel), 5760-2000 (the “Concessions Regulations”).
POSITION STATEMENTS
Shareholders are permitted to express their position on the Proposal by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than at the close of business on Friday, July 31, 2020. Reasonable costs incurred by the Company in dealing with a Position Statement will be borne by the submitting shareholder.
Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. One or more shareholders holding at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting by submitting their proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Monday, July 13, 2020. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of July 1, 2020, to the best of the Company’s knowledge, the number of Shares(1) owned by (i) all shareholders known by the Company to own 5% or more of the Company’s Shares and (ii) all directors and executive officers of the Company as a group.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Ownership (1)
Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel	19,580,342(2)	44.3%

All officers and directors as a group (23 persons)	3,923(3)	0.009%

(1)	Based on forty-four million one hundred ninety eight thousand three hundred and thirty (44,198,330) Shares outstanding as of July 1, 2020.

(2)
Includes 3,836,458 Shares held by Heris Aktiengesellschaft (Heris). Heris is owned, directly and indirectly, by Federmann Enterprises Ltd. (FEL). FEL is controlled by Beit Federmann Ltd. (BFL). BFL is controlled by Beit Bella Ltd. (BBL) and Beit Yekutiel Ltd. (BYL). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the chair of Elbit Systems’ Board and the chair of the board and the chief executive officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL. In connection with FEL’s purchase of Shares in 2004 and 2006, FEL obtained loans from two Israeli banks. As security for the loans, an aggregate of 3,000,000 of Shares are pledged by FEL to the banks.

(3)
The amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above. In addition, on September 3, 2020, additional 340,000 options previously granted to certain executive officers will become exercisable under the Company’s 2018 Equity Incentive Plan for Executive Officers (the “Plan”). The Plan includes a mandatory "Net Exercise Mechanism" (as such term is defined in the Plan). Shares that will be sold to effect the Net Exercise Mechanism are not reflected in the number of Shares shown in the chart.

DIRECTOR INDEPENDENCE CRITERIA AND CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Under the Nasdaq Marketplace Rules (“Nasdaq Rules”) that are applicable to the Company, a majority of the members of the Board as well as all of the members of the Audit Committee of the Board (the “Audit Committee”) must meet certain independence criteria. In addition, in accordance with Nasdaq Rules, the Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), consisting in its entirety of Directors meeting the independence criteria for directors as defined by the Nasdaq Rules, among other functions, makes recommendations to the Board of qualified candidates for election or appointment to the Board.
The Corporate Governance and Nominating Committee and the Board as a whole have determined that four of the current members of the Board - Mr. Yoram Ben-Zeev, Prof. Ehood (Udi) Nisan, Prof. Yuli Tamir, and the current “External Director” (as defined under the Companies Law), Mrs. Bilha (Billy) Shapira, each meet the board of directors’ independence criteria under the applicable Nasdaq Rules for independent directors and Audit Committee members. The Corporate Governance and Nominating Committee and the Board as a whole have further determined that Mr. Noaz Bar Nir, the nominee for election for a first three-year term as an External Director, also meets the board of directors’ independence criteria under the applicable Nasdaq Rules for independent directors and Audit Committee members.
In addition, in accordance with the Companies Law, a majority of the members of the Audit Committee must qualify as “Independent Directors,” and the Audit Committee must also include all “External Directors” of the Company, one of whom must serve as Chair of the committee, in accordance with the criteria of the Companies Law.
The Corporate Governance and Nominating Committee and the Board as a whole have determined that each of Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir, meet the criteria of an “Independent Director” under the Companies Law, and that the current External Director Mrs. Shapira, meets the criteria of an “External Director” under the Companies Law. The Corporate Governance and Nominating Committee and the Board as a whole have further determined that Mr. Bar Nir, the nominee for election for a first three-year term as an External Director, also meets the criteria of an “External Director” under the Companies Law.

ELECTION OF MR. NOAZ BAR NIR AS AN EXTERNAL DIRECTOR

Under the Companies Law:

(1) (a)
Generally, each Israeli public company is required to appoint at least two External Directors. Among other requirements, a person may serve as an External Director if that person is not a Relative of the Controlling Shareholder of the company and if each of that person’s Relatives, partners and employers, or any person to whom that person is directly or indirectly subordinate, or any entity controlled by that person, did not have, on the date of the person’s appointment or at any time during the two years preceding that person’s appointment as an External Director, any Affiliation (as defined in the Companies Law) with (i) the company, (ii) any entity or person controlling the company on the date of the appointment, (iii) a Relative of the controlling shareholder or (iv) any entity controlled by the company or by the company’s controlling shareholders on the date of the appointment or at any time during the two years preceding his or her appointment.

“Affiliation” means (subject to certain exceptions provided in regulations promulgated under the Companies Law): (i) an employment relationship, (ii) a business or professional relationship maintained on a regular basis (excluding insignificant relationships), (iii) control and (iv) service as an office holder, excluding a director appointed in order to serve as an External Director of a company that is about to offer its shares in an Initial Public Offering.

For the definitions of “Relative” and “Controlling Shareholder” under the Companies Law, please see above “- Quorum and Voting Requirements.”

(b)
A person may not serve as an External Director if that person or that person’s Relative, partner, employer, any person to whom he or she is directly or indirectly subordinate, or any entity controlled by that person, has business or professional relationships with an entity with which an Affiliation is prohibited (as stated in the Companies Law), even if such relationship is not on a regular basis (other than a negligible relationship). Furthermore, a person who received compensation for his or her service as a director of a company, directly or indirectly, other than the permitted compensation for an External Director under the Companies Law, may not serve as an External Director of that company.

(c)
A person may serve as an External Director if and so long as (i) no conflict of interest exists or may exist between his or her responsibilities as a member of the board of directors of the company and his or her other positions or business activities and so long as such positions or business activities do not impair his or her ability to serve as a director, (ii) no director of the company is an External Director of another company in which that person is a director, or (iii) the person is not an employee of the Israel Securities Authority or of the TASE.

(2)	Any committee of the Board must include at least one External Director, and all External Directors must be members of the Audit Committee and the Compensation Committee.

(3)
In general, at least one External Director must have “accounting and financial expertise,” and the other External Director(s) must have “professional competence.” Under the regulations of the Companies Law, a director has “financial and accounting expertise” if he or she, based on his or her education, experience and qualifications, has a high level of proficiency in, and understands, business accounting matters and financial statements, in a manner that enables him or her to have an in-depth understanding of the company’s financial statements and to stimulate discussion in respect of the manner in which the financial data is presented. The evaluation of the accounting and financial skill of a director is made by the board of directors taking into account, inter alia, the parameters specified under such regulations. A director has “professional competence” if he or she has (i) an academic degree in either economics, business administration, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the company’s primary field of business or in an area which is relevant to his or her office as an external director, or (iii) at least five years’ experience in a senior position in the business management of a corporation with a substantial scope of business, in a senior position in public service or in the field of the company’s business. The evaluation of the professional competence of a director is made by the board of directors.

(4)
External Directors serve for a three-year term following which they may stand for re-election of up to two additional terms of three years each. In accordance with the Israeli Concessions Regulations, dual listed companies, such as the Company, may have their External Directors elected for additional terms of up to three-years each, subject to fulfillment of certain conditions.

At the Company’s Extraordinary General Meeting of Shareholders held in March 2020, Mr. Moshe Kaplinsky was elected as an External Director with “accounting and financial expertise,” for a three-year term. On June 17, 2020, Mr. Kaplinsky resigned from office as an External Director as a precautionary measure, to avoid any potential conflicts of interest that may arise due to his appointment shortly before that as the Chief Executive Officer of Oil Refineries Ltd. (Bazan).
The first three-year term of office as an External Director of Mrs. Shapira expires on November 20, 2022. The Board has determined that Mrs. Shapira has “professional competence,” as described above. The Board has further determined that Mr. Noaz Bar Nir, the nominee for election for a first three-year term as an External Director under this Proposal, has “accounting and financial expertise” as described above and qualifies to serve as an “audit committee financial expert,” as defined under the SEC rules.
The Companies Law requires that a person will not be elected and will not serve as a director, including as an External Director, in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the special needs and size of the company. A general shareholders meeting of a company whose shares are publicly traded, at which the appointment of a director, including an External Director, is to be considered, will not be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and details of his or her applicable qualifications are provided and, in case such nominee is an External Director - such nominee has also declared that he or she complies with the applicable independence criteria under the Companies Law to serve as an External Director.
Mr. Bar Nir, the proposed nominee, has declared to the Company that he complies with the required qualifications under the Companies Law for election as an External Director, detailing his applicable qualifications and that he is capable of dedicating the appropriate amount of time for the performance of his role as a member of the Board. As described more fully below, Mr. Bar Nir has served in various senior executive managerial and financial positions.
In addition, the Corporate Governance and Nominating Committee and the Board each determined that Mr. Bar Nir meets the applicable criteria for External Directors under the Companies Law and that, as mentioned above under “Director Independence Criteria and Corporate Governance and Nominating Committee”, he also meets the board of directors’ independence criteria under Nasdaq Rules. The Corporate Governance and Nominating Committee has recommended to the Board that Mr. Bar Nir be nominated as an External Director for a three-year period.
Mr. Bar Nir’s son, has been employed part time in a student position at Elbit Security Systems Ltd. (“ELSEC”), one of the Company’s Israeli subsidiaries, since September 2019. The Audit Committee in its current composition and the Board determined, in accordance with Regulation 5 of the Israeli Companies Regulations (Matters which do not Constitute Affiliation), 5767-2006, that under the circumstances described above, the nature of such relationship which existed prior to Mr. Bar Nir’s nomination for External Director of the Company, is insignificant both from Mr. Bar Nir’s perspective and from the Company’s perspective, and therefore does not prevent Mr. Bar Nir from serving as an External Director of the Company. However, as a precautionary measure, Mr. Bar Nir’s son has decided to terminate his employment with ELSEC concurrently with the election of Mr. Bar Nir as an External Director of the Company, if this election is approved by the Company’s shareholders.
The Board has approved the recommendation of the Corporate Governance and Nominating Committee and determined that Mr. Bar Nir meets the criteria for External Directors under the Companies Law as well as the directors’ independence criteria under Nasdaq Rules.
If elected as an External Director, Mr. Bar Nir will hold office for a three-year period commencing as of the close of the Meeting, unless his office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Articles of Association. If for any reason he should be unable to serve, another person will be elected in accordance with applicable law.
In accordance with the Company’s compensation policy, approved by the Company’s shareholders on April 11, 2018 (the “Compensation Policy”), the Company’s Board as a whole has approved that Mr. Bar Nir will be entitled to payment in accordance with maximum regulatory rates payable to External Directors under Israeli law for companies similarly classified based on their shareholding equity as may be from time to time updated by the Israeli regulations. As a result, if elected for a first term as an External Director, Mr. Bar Nir will be entitled to an annual fee of NIS 110,675 (equal to approximately $32,042) and a per meeting fee of NIS 4,260 (equal to approximately $1,233) which reflect the current fees levels mentioned above, linked to the Israeli consumer price index.
In addition, if elected as an External Director, Mr. Bar Nir will be covered by any D&O liability insurance in effect as of the date of his election and thereafter purchased by the Company from time to time in accordance with the provision of the Compensation Policy. Also, if elected as an External Director, he will be granted by the Company an indemnification letter as approved by the Company’s shareholders at the Shareholders Annual General Meeting held in November 2011.

The aforementioned compensation in respect of Mr. Bar Nir’s service as an External Director, if elected, is consistent with previous approvals of the Company’s Compensation Committee and Board made in respect of the current External Director, Mrs. Shapira, in accordance with the Company’s Law and the Compensation Policy.
Background information regarding Mr. Bar Nir, who is 56 years old on the date of this Proxy Statement, is as follows:
Noaz Bar Nir serves, since 2019, as a director of Genefron Ltd., a company in the field of genomic based personal medicine, Remedor Biomed Ltd., a company specializing in advanced treatment of wounds (in which he also served as a director from 2016 to 2017), and Radio Ashams FM Ltd., a regional radio station located in northern Israel. Since 2019, Mr. Bar Nir also serves as a business consultant for various private and public entities in the areas of medicine and tourism and is a lecturer on health systems management in the Netanya Academic College. From 2017 to 2018, Mr. Bar Nir served as CEO of Clalit Health Services Ltd. (“Clalit”), Israel’s largest health organization, and as chair of boards of Clalit’s subsidiaries S.L.H Medical Services Ltd., Mor - The Institution of Medical Information Ltd. and Clalit - Medical Engineering Ltd. From 2009 to 2017, he served in various senior executive positions and as chair of several companies in the fields of health and tourism, including from 2015 to 2017 as CEO of the Israel Hotel Association, from 2014 to 2015 as CEO of Harokeah Ltd., a network of pharmacies, from 2013 to 2015 as chair of the board of Shfayim Hotel Ltd. and Shfayim Park Ltd., and from 2009 to 2013 as director general of the Israeli Ministry of Tourism. Prior to that, Mr. Bar Nir held various financial positions, including from 2002 to 2008 as CFO of Clalit, and from 1996 to 2002 as head of the budgets, economics and cost accounting department of Clalit. From 1991 to 1995, he held several positions in the Israeli Ministry of Finance. From 2005 to 2007 he served as a member of the investments committee of Clal Pension and Gemel Ltd. In addition, from 1993 to 2017, he also served as a director in several entities, including among others Dikla Insurance Company Ltd. Mr. Bar Nir holds a bachelor’s degree in economics and an MBA, with proficiencies in financing, information systems and accounting, from the Hebrew University. If elected, Mr. Bar Nir will serve as a member of the Audit Committee, the Financial Statements Review Committee, the Compensation Committee and the Corporate Governance and Nominating Committee of the Board.

At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, to adopt a resolution to elect Mr. Noaz Bar Nir as an External Director of the Company for a first three-year term commencing on the close of the Meeting.”
The Board recommends a vote FOR approval of the Proposal.

By Order of the Board
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

Date: July 6, 2020